Exhibit 99

VF Announces Second Quarter Results and Declares Dividend

  2Q revenues decline 11%; 8% in constant dollars
  EPS declines to $.68, with $.14 per share impact from higher pension expense and currency
  Continuing to gain share across largest brands
  The North Face® and Vans® brand revenues up 4% and 14%, in constant dollars
  Asia revenues increase 13%
  Maintaining full year revenue and earnings guidance
  Cash flow from operations should exceed $750 million

Information regarding VF’s second quarter conference call webcast today at 4:30 p.m. can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--July 21, 2009--VF Corporation (NYSE:VFC), a global leader in branded lifestyle apparel, today announced results for the second quarter of 2009. All per share amounts are presented on a diluted basis.

Second quarter revenues were $1,485.6 million, a decline of 11% compared with $1,677.5 million in the second quarter of 2008, with foreign currency translation accounting for 3 percentage points of the decline. Net income in the current quarter was $75.5 million compared with $104.0 million in the prior year’s quarter. Earnings per share declined to $.68 from $.94, with over half or $.14 per share of the decline due to higher pension expense and foreign currency translation impacts of $.11 and $.03 per share, respectively.

For the first half of 2009, revenues were $3,211.1 million, down 9% from the $3,523.8 million in the first half of 2008. Foreign currency translation accounted for 4 percentage points of the decline. Net income and earnings per share each declined 30%, to $176.5 million and $1.59 respectively. Over half or $.36 per share of the earnings per share decline was due to higher pension expense and foreign currency translation impacts of $.23 and $.13 per share, respectively.

“Business remains undeniably tough across most categories, channels and geographies, but I am pleased that our largest brands - Wrangler®, Lee®, The North Face® and Vans® - continue to gain share in most markets. I am also pleased by how our brands and businesses have risen to these challenging times by controlling costs, reducing inventories and remaining focused on the long-term drivers of growth,” said Eric C. Wiseman, Chairman, President and Chief Executive Officer. “While we see some signs of stabilization occurring, we remain very cautious about the outlook for consumer spending for the balance of the year. We will continue to plan our business conservatively while investing in our brands and maximizing every effort to gain market share.”

He continued, “Both revenues and earnings in the second half of the year should show a marked improvement from those reported in the first half, reflecting easier comparisons, initiatives to control our expenses and steps taken to capture new revenue opportunities. We are confident that VF’s business model, built on a foundation of powerful brands, great diversity, a proven set of growth strategies and financial strength, is the right one for these difficult times, and one that will allow us to continue to build our competitive advantage in the months and years to come.”

Second Quarter Business Review

Outdoor and Action Sports

Our Outdoor and Action Sports coalition reported another quarter of strong results, with revenues up 2% on a constant currency basis and down 2% on a reported basis. Global revenues of The North Face® and Vans® brands grew 4% and 14%, respectively, in the quarter on a constant currency basis. Revenues in our Americas businesses rose 3% while international revenues were up 2% in constant dollars, with a 32% increase in revenues in Asia. Total direct-to-consumer revenues for our Outdoor and Action Sports coalition rose 19% in the quarter, with double-digit growth in our The North Face® and Vans® brands. Our direct-to-consumer revenues reached 22% of total Outdoor and Action Sports revenues in the quarter.

Operating margins rose by more than one full percentage point in the quarter, despite our continued investments in retail, due to an increase in gross margins that reflect the strength of our brands.

Looking toward the second half of 2009, we continue to expect higher total revenues on both a reported and constant currency basis and further expansion in operating margins.

Jeanswear

Total Jeanswear revenues declined 16% in the second quarter, or 12% on a constant currency basis, with declines in both our domestic and international businesses. Domestic revenues of our large core Wrangler® and Lee® businesses declined at a mid single digit rate in the quarter, with total domestic revenues down 12%. We continue to grow market share in our Wrangler® men’s and our Lee® men’s and women’s jeans and casuals businesses. While our core Riders® brand women’s business also continues to gain share, a reduction in certain seasonal and plus-size programs impacted our domestic revenues disproportionately in the quarter. Also impacting results was a shift in the timing of shipments, as our customers continue to tightly control flows of merchandise and inventories, and the loss of volume due to customer bankruptcies in 2008.

International jeanswear revenues were down 12% on a constant currency basis in the quarter, reflecting deep recessionary conditions across Europe. In China, jeanswear revenues rose 10%.

Operating income declined in the quarter, but operating margins rose slightly, reflecting cost reduction actions.

We expect comparisons in the second half of 2009 for our global Jeanswear business to improve over those in the first half, which were impacted by the factors previously mentioned that were specific to the second quarter. We anticipate a mid-single digit decline in domestic jeans revenues in constant dollars in the second half, which is comparable to first half results. The rollout of Wrangler® brand denim shop-in-shops in the mass market channel and new programs such as the Lee® brand’s Slender Secret line for women should also benefit comparisons. The impact from customer bankruptcies will also be slightly lower in the second half than in the first half, considering the timing of those bankruptcies in 2008.

Internationally, second half revenue comparisons will continue to be difficult, with gains in our Asia business and improved comparisons in our Latin America and Mexico businesses being offset by declines in Europe, where we expect market conditions to remain weak.

On a reported basis, global revenues for our Jeanswear business are expected to decline at a high single digit rate in the second half, while operating margins should remain strong, in the mid-teens.

Sportswear

Revenues of our Sportswear coalition, which includes our Nautica® brand and the Kipling® brand in North America, decreased 23% in the quarter, reflecting the continuation of very challenging department and outlet store trends affecting Nautica® brand revenues. Other factors contributing to the decline in Nautica®brand revenues were a planned decrease in special programs in the off-price channel and our exit of the women’s sportswear wholesale business in mid-2008. Lower operating income and margins reflected lower volumes and continued high levels of promotional activity at retail.

Customer bookings support better revenue comparisons in the second half of the year, with a mid single digit decline anticipated. We also continue to expect that operating margins will improve to double-digit levels in the second half of 2009, a result of cost reduction actions taken in 2008 and significantly lower inventory levels that should result in lower markdown activity.

Contemporary Brands

Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, lucy®, John Varvatos®, Ella Moss® and Splendid® brands rose 2% (or 4% on a constant currency basis) due to the acquisition of the Ella Moss® and Splendid® brands, which contributed $16 million to revenues in the quarter. Conditions in U.S. upper tier department and specialty stores continue to be particularly challenging, with higher than expected inventory reductions by retailers impacting revenues. 7 For All Mankind® global brand revenues declined 12% (or 8% on a constant currency basis) in the quarter, with declines in our U.S. wholesale and off-price channel business partially offset by double-digit growth in our international and direct-to-consumer businesses.

Lower operating income and margins reflected the difficult retail environment in the upper tier department and specialty store channels.

We expect strong revenue growth in the second half of the year driven primarily by the addition of the Ella Moss® and Splendid® brands, as well as improved comparisons in our 7 For All Mankind® brand as we benefit from new store openings and continued growth in our international business. Operating margins are expected to return to double-digit levels.

Imagewear

Total revenues of our Imagewear coalition were 19% lower in the quarter, with comparable declines in both our Image and Licensed Sports businesses. Our Image business has been impacted this year by sharp increases in unemployment in key sectors affecting our industrial and protective apparel businesses. Lower revenues in our Licensed Sports business reflected the difficult retail environment.

Operating income and margins declined reflecting the lower volumes, particularly those in our industrial and protective apparel businesses where profitability levels are higher than the coalition average.

Second half revenue and operating income results are expected to show improvement over those reported in the second quarter due primarily to easier comparisons in our Licensed Sports business versus the prior year period. While we do not anticipate any near term improvement in employment levels in our key industry sectors, the rate of decline in our Image business should moderate in the second half versus the first half. Total Imagewear revenues in the second half are expected to decline at a high single digit rate, and operating margins should return to double-digit percentage levels.

VF’s gross margins increased slightly to 43.9% from 43.8% in the quarter. Operating margins declined to 8.1% from 9.8%, reflecting a 140 basis point impact from the higher pension expense as well as the impact of investments to grow our retail business in this seasonally low period.

International revenues declined 4% on a constant currency basis due to weak market conditions in Europe. However, on a constant dollar basis, international revenues of our Vans®, The North Face®, 7 For All Mankind® and Kipling® brands rose in the quarter. Our Asian business continued to grow strongly, with revenues up 13% in the quarter.

Our direct-to-consumer business increased 4% in the quarter, driven by strong increases in Vans®, The North Face® and 7 For All Mankind® brands. Seventeen stores were opened in the quarter, including new stores for our Vans®, The North Face® and 7 For All Mankind® brands, bringing the total number of owned retail stores to 717 at the end of the quarter.

Our balance sheet remains very strong; cash and equivalents were $385 million and should exceed $600 million at year-end assuming no additional acquisitions this year. Inventories declined 9% from June 2008 and by year-end are expected to be more than 10%, or $100 million, below year-end 2008 levels. We continue to expect another year of strong cash flow from operations in 2009, which should exceed $750 million.

Outlook

We continue to anticipate that 2009 revenues will be down 5 to 7%, with about half, or 3%, of the decline due to foreign currency translation. Earnings per share should approximate $4.70 to $5.00 versus $5.42 in 2008, including a negative impact of approximately $.70 per share from higher pension expense and currency translation. Despite slightly better than anticipated earnings in the second quarter and some upside from currency translation, given the uncertain environment, we are maintaining our guidance at this time.

Second half revenue and earnings comparisons should improve relative to those of the first half, due to easier comparisons. Fourth quarter earnings comparisons should be the strongest, given the absence of restructuring actions that reduced fourth quarter earnings by $.30 per share, the seasonality of our growing retail business and a lower impact from currency effects. However, currency effects will remain a significant impact in the third quarter, which is the largest quarter in both revenues and profits in our international business. In addition, last year’s third quarter benefited from $.07 per share in favorable tax settlements.

Dividend Declared

The Board of Directors declared a cash dividend of $.59 per share, payable on September 18, 2009 to shareholders of record as of the close of business on September 8, 2009.

Constant Currency Financial Measures

This press release contains constant currency financial information, which is a measure of financial performance that is not prepared in accordance with generally accepted accounting principles ("GAAP"). An explanation of management's use of this nonGAAP financial information is described in the supplemental financial information on page 10.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; disruption and volatility in the global capital and credit markets; general economic conditions and other factors affecting consumer confidence; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Splendid®, Ella Moss®, Majestic® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

Webcast Information

VF will hold its second quarter conference call and webcast today at 4:30 p.m. ET. Interested parties should call 1-866-791-6248 domestic, or 1-913-312-0719 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through July 28 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 2733745. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended June		Six Months Ended June
	2009	2008	2009	2008

Net Sales	$1,466,808	$1,658,401	$3,174,109	$3,483,678
Royalty Income	18,829	19,081	37,002	40,145

Total Revenues	1,485,637	1,677,482	3,211,111	3,523,823

Costs and Operating Expenses
Cost of goods sold	833,693	942,763	1,830,333	1,956,893
Marketing, administrative and general expenses	532,206	570,863	1,099,592	1,158,949
	1,365,899	1,513,626	2,929,925	3,115,842

Operating Income	119,738	163,856	281,186	407,981

Other Income (Expense)
Interest income	565	1,565	1,330	3,261
Interest expense	(21,819)	(23,007)	(43,834)	(45,206)
Miscellaneous, net	1,394	3,113	2,643	2,815
	(19,860)	(18,329)	(39,861)	(39,130)

Income Before Income Taxes	99,878	145,527	241,325	368,851

Income Taxes	24,901	41,509	65,913	115,887

Net Income	74,977	104,018	175,412	252,964

Net (Income) Loss Attributable to Noncontrolling Interests in
Subsidiaries	550	(40)	1,054	46

Net Income Attributable to VF Corporation	$75,527	$103,978	$176,466	$253,010

Earnings Per Share Attributable to VF Corporation
Basic	$0.69	$0.96	$1.60	$2.32
Diluted	$0.68	$0.94	$1.59	$2.27

Weighted Average Shares Outstanding
Basic	110,243	108,711	110,116	109,040
Diluted	111,241	110,985	111,131	111,436

Cash Dividends Per Common Share	$0.59	$0.58	$1.18	$1.16

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2009, December 2008 and June 2008 relate to the fiscal periods ended as of July 4, 2009, January 3, 2009 and June 28, 2008, respectively.

Change in accounting policy: VF adopted FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, at the beginning of 2009. In accordance with its presentation requirements, prior years' financial statements have been adjusted to separately present net income attributable to noncontrolling (minority) interests in subsidiaries and to reclassify noncontrolling interests in subsidiaries to Stockholders' Equity.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	June	December	June
	2009	2008	2008

ASSETS

Current Assets
Cash and equivalents	$385,202	$381,844	$276,009
Accounts receivable, net	881,014	851,282	994,157
Inventories	1,221,167	1,151,895	1,343,856
Other current assets	247,494	267,989	225,044
Total current assets	2,734,877	2,653,010	2,839,066

Property, Plant and Equipment	1,571,708	1,557,634	1,581,197
Less accumulated depreciation	941,339	914,907	913,977
	630,369	642,727	667,220

Intangible Assets	1,563,742	1,366,222	1,405,723

Goodwill	1,456,807	1,313,798	1,336,661

Other Assets	333,452	458,111	531,771

	$6,719,247	$6,433,868	$6,780,441

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$355,070	$53,580	$396,932
Current portion of long-term debt	3,213	3,322	3,412
Accounts payable	382,491	435,381	477,442
Accrued liabilities	429,044	519,899	457,600
Total current liabilities	1,169,818	1,012,182	1,335,386

Long-term Debt	1,139,790	1,141,546	1,142,889

Other Liabilities	765,809	722,895	604,310

Commitments and Contingencies

Stockholders' Equity
Common Stock	110,350	109,848	108,791
Additional paid-in capital	1,776,081	1,749,464	1,686,599
Accumulated other comprehensive income (loss)	(249,671)	(276,294)	146,453
Retained earnings	2,006,729	1,972,874	1,754,433
Noncontrolling interests in subsidiaries	341	1,353	1,580

Total stockholders' equity	3,643,830	3,557,245	3,697,856

	$6,719,247	$6,433,868	$6,780,441

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June

	2009	2008

Operating Activities
Net income	$175,412	$252,964
Adjustments to reconcile net income to cash provided
by operating activities of continuing operations:
Depreciation	52,268	51,436
Amortization of intangible assets	19,357	19,992
Other amortization	7,258	6,474
Stock-based compensation	19,839	26,304
Pension funding less than expense	41,407	2,404
Other, net	(3,383)	8,197
Changes in operating assets and liabilities,
net of acquisitions:
Accounts receivable	(24,079)	(10,966)
Inventories	(60,350)	(187,922)
Other current assets	19,053	2,412
Accounts payable	(56,410)	(40,186)
Accrued compensation	(7,578)	(32,977)
Accrued income taxes	(19,875)	3,368
Accrued liabilities	(49,585)	(24,362)
Other assets and liabilities	(28,663)	(13,838)

Cash provided by operating activities of continuing operations	84,671	63,300

Cash used by discontinued operations	-	(971)
Cash provided by operating activities	84,671	62,329

Investing Activities
Capital expenditures	(36,543)	(56,975)
Business acquisitions, net of cash acquired	(207,219)	(78,483)
Software purchases	(6,709)	(3,187)
Sale of property, plant and equipment	6,050	3,038
Other, net	(2,052)	721
Cash used by investing activities	(246,473)	(134,886)

Financing Activities
Increase in short-term borrowings	300,317	264,362
Payments on long-term debt	(1,838)	(2,245)
Purchase of Common Stock	-	(149,729)
Cash dividends paid	(130,017)	(126,705)
(Cost) proceeds from issuance of Common Stock, net	(4,867)	21,953
Tax benefits of stock option exercises	(2,021)	9,656
Other, net	-	(305)

Cash provided by financing activities	161,574	16,987

Effect of Foreign Currency Rate Changes on Cash	3,586	9,716

Net Change in Cash and Equivalents	3,358	(45,854)

Cash and Equivalents - Beginning of Year	381,844	321,863

Cash and Equivalents - End of Period	$385,202	$276,009

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(In thousands)

	Three Months Ended June		Six Months Ended June
	2009	2008	2009	2008

Coalition Revenues
Outdoor and Action Sports	$510,533	$523,499	$1,116,470	$1,159,743
Jeanswear	545,421	646,227	1,212,804	1,358,455
Imagewear	195,306	241,251	421,957	488,285
Sportswear	104,315	134,849	207,885	254,584
Contemporary Brands	102,678	100,980	204,602	209,441
Other	27,384	30,676	47,393	53,315

Total coalition revenues	$1,485,637	$1,677,482	$3,211,111	$3,523,823

Coalition Profit
Outdoor and Action Sports	$63,255	$58,635	$155,259	$164,141
Jeanswear	66,883	78,354	155,917	200,631
Imagewear	19,088	30,519	41,955	63,772
Sportswear	6,919	14,485	11,427	16,587
Contemporary Brands	4,638	13,873	16,443	27,316
Other	1,387	761	(629)	(2,014)

Total coalition profit	162,170	196,627	380,372	470,433

Corporate and Other Expenses	(41,038)	(29,658)	(96,543)	(59,637)
Interest, net	(21,254)	(21,442)	(42,504)	(41,945)

Income Before Income Taxes	$99,878	$145,527	$241,325	$368,851

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months	Impact of	Three Months
	Ended	Foreign	Ended
	June 2009	Currency	June 2009
	As Reported	Exchange	Constant Currency

Coalition Revenues
Outdoor and Action Sports	$510,533	$(25,432)	$535,965
Jeanswear	545,421	(25,136)	570,557
Imagewear	195,306	(4)	195,310
Sportswear	104,315	-	104,315
Contemporary Brands	102,678	(2,478)	105,156
Other	27,384	-	27,384

Total coalition revenues	$1,485,637	$(53,050)	$1,538,687

Coalition Profit
Outdoor and Action Sports	$63,255	$(2,999)	$66,254
Jeanswear	66,883	(292)	67,175
Imagewear	19,088	104	18,984
Sportswear	6,919	-	6,919
Contemporary Brands	4,638	(535)	5,173
Other	1,387	-	1,387

Total coalition profit	162,170	(3,722)	165,892

Corporate and Other Expenses	(41,038)	-	(41,038)
Interest, net	(21,254)	-	(21,254)

Income Before Income Taxes	$99,878	$(3,722)	$103,600

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a nonGAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Six Months	Impact of	Six Months
	Ended	Foreign	Ended
	June 2009	Currency	June 2009
	As Reported	Exchange	Constant Currency

Coalition Revenues
Outdoor and Action Sports	$1,116,470	$(66,641)	$1,183,111
Jeanswear	1,212,804	(61,598)	1,274,402
Imagewear	421,957	(58)	422,015
Sportswear	207,885	-	207,885
Contemporary Brands	204,602	(4,733)	209,335
Other	47,393	-	47,393

Total coalition revenues	$3,211,111	$(133,030)	$3,344,141

Coalition Profit
Outdoor and Action Sports	$155,259	$(11,582)	$166,841
Jeanswear	155,917	(3,773)	159,690
Imagewear	41,955	186	41,769
Sportswear	11,427	-	11,427
Contemporary Brands	16,443	(2,364)	18,807
Other	(629)	-	(629)

Total coalition profit	380,372	(17,533)	397,905

Corporate and Other Expenses	(96,543)	-	(96,543)
Interest, net	(42,504)	-	(42,504)

Income Before Income Taxes	$241,325	$(17,533)	$258,858

CONTACT:
VF Services
Cindy Knoebel, CFA
VP, Financial & Corporate Communications, 212-841-7141/336-424-6189
cindy_knoebel@vfc.com